Articles of Incorporation

Pursuant to Article 3.02

Texas Business Corporation Act

Filed with the Texas Secretary of State on January 28, 2003

Articles of Incorporation

of

Pebblebrook Fund, Inc.

Article 1) Corporate Name: The name of the corporation is Pebblebrook Fund, Inc.

Article 2) Registered Agent and Registered Office: The initial registered agent is: Bill Cross, a resident of the state of Texas. The business address of the registered agent and the registered office address is:

13047 Pebblebrook Drive

Houston, Texas 77079

Article 3) Directors: The Board of Directors consists of the following:

Bill Cross

13047 Pebblebrook Drive

Houston, Texas 77079

Article 4) Authorized Shares: The total number of shares the corporation is authorized to issue is 1,000,000 shares and the par value of each of the authorized shares is $0.01.

Article 5) Initial Capitalization: The initial capitalization of the corporation is $1000.00.

Article 6) Duration: The period of duration is perpetual.

Article 7) Purpose: Under the Texas Business Corporation Act (Article 3.02) The Pebblebrook Fund, Inc. (The Corporation) is formed solely and expressly to transact business as an open-end non-diversified (mutual fund) management investment company. The Corporation is established under the laws of Texas by Articles of Incorporation signed and dated January 28, 2003.

Incorporator: The name and address of the incorporator is:

Bill Cross

13047 Pebblebrook Drive

Houston, Texas 77079

In Testimony whereof the incorporator has signed these Articles of Incorporation this 28th day of January 2003.

/s/ Bill Cross

Bill Cross

President